EXHIBIT 18


The Board of Directors
Kinetic Concepts, Inc.

Gentlemen:

We have been furnished with a copy of Form 10-Q of Kinetic Concepts, Inc. and subsidiaries for the three months ended March 31, 1994, and have read the Company's statements contained in Note 2 to the condensed consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for the application of overhead costs in inventory. Historically, a single labor overhead rate and materials overhead rate was used in valuing ending inventory. Labor overhead was applied as labor was incurred while materials overhead was applied at the time of shipping. During 1993, the Company completed a study to more precisely determine the labor overhead to be applied to specific products, parts and accessories which resulted in the adoption of four separate labor overhead pools, and the application of materials overhead upon receipt of materials. The Company states that the newly adopted accounting principle is preferable in the circumstances because it more accurately assigns overhead costs to the products, parts and accessories which benefit from the related activities and thus improves the matching of costs with revenues in reporting operating results. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of Kinetic Concepts, Inc. and subsidiaries as of any date or for any period subsequent to December 31, 1993, nor have we audited the information set forth in the aforementioned Note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Kinetic Concepts, Inc. and subsidiaries' compliance with the requirements of the Security and Exchange Commission, we are furnishing this letter.

Based on our review and discussions with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

					Very truly yours,

					KPMG Peat Marwick


San Antonio, Texas
April 22, 1994